Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2018)

Subsidiary Name	Jurisdiction of Incorporation

SK Telink Co., Ltd.	Korea

SK Communications Co., Ltd.	Korea

SK Broadband Co., Ltd.	Korea

PS&Marketing Corporation	Korea

SERVICE ACE Co., Ltd.	Korea

SERVICE TOP Co., Ltd.	Korea

Network O&S Co., Ltd.	Korea

SK Planet Co., Ltd.	Korea

Eleven Street Co., Ltd.	Korea

IRIVER LIMITED	Korea

SK Telecom China Holdings Co., Ltd.	China

SK Global Healthcare Business Group, Ltd.	Hong Kong

SKT Americas, Inc.	USA

YTK Investment Ltd.	Cayman Islands

Atlas Investment	Cayman Islands

One Store Co., Ltd.	Korea

SK Telecom Japan Inc.	Japan

id Quantique SA	Switzerland

Quantum Innovation Fund I	Korea

Life & Security Holdings Co., Ltd.	Korea

SK Infosec Co., Ltd.	Korea

SK m&service Co., Ltd.	Korea

SK Planet Japan, K. K.	Japan

SKP GLOBAL HOLDINGS PTE. LTD.	Singapore

SKP America LLC.	USA

shopkick Management Company, Inc.	USA

shopkick, Inc.	USA

K-net Culture and Contents Venture Fund	Korea

iriver Enterprise Ltd.	Hong Kong

iriver Inc.	USA

iriver China Co., Ltd.	China

Dongguan iriver Electronics Co., Ltd.	China

Subsidiary Name	Jurisdiction of Incorporation

groovers Japan Co., Ltd.	Japan

LIFE DESIGN COMPANY Inc.	Japan

groovers Inc.	Korea

SK TELINK VIETNAM Co., Ltd.	Vietnam

ADT CAPS Co., Ltd.	Korea

CAPSTEC Co., Ltd.	Korea

ADT SECURITY Co., Ltd.	Korea

Id Quantique LLC	Korea

Home & Service Co., Ltd.	Korea

SK stoa Co., Ltd.	Korea

SK Telecom Innovation Fund, L.P	USA

SK Telecom China Fund I L.P.	Cayman Islands